Exhibit 3.1

STATE OF CALIFORNIA

SECRETARY OF STATE

                                                                         1921098

                              CORPORATION DIVISION



     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                                IN WITNESS WHEREOF, I execute
                                                 this certificate and affix the
                                                 Great Seal of the State of
                                                 California this

                                                      MAR 01 1995
                                                -------------------------------

[State Seal Graphic Omitted]                    /s/  Bill Jones
                                                     Secretary of State

                                                         1921098
                                                         ENDORSED
                                                           FILED
                                         In the office of the Secretary of State
                                              of the State of California

                                                       MAR 01 1995

                                                   /s/  Bill Jones
                                                  BILL JONES, Secretary of State

                            ARTICLES OF INCORPORATION

                                       OF

                          VWR ACQUISITION COMPANY, INC.

                                        I

     The name of this corporation is VWR ACQUISITION COMPANY, INC.

                                       II

     The purpose of this cororation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     The name and address in the State of California of this corporation's initial agent for service of process is:

                               PAUL L. ABBONDANTE
                         700 EAST LAKE DRIVE, SUITE 50
                            ORANGE, CALIFORNIA 92666

                                       IV

     The total number of shares which this corporation shall be authorized to issue is: 110,000,000. Said shares shall be in two (2) classes to be designated Common Voting shares and Preferred Non-Voting shares. The total number of Common Voting shares authorized shall be 100,000,000 and the total number of Preferred Non-Voting shares authorized shall be 10,000,000. The class of Common Voting shares have exclusive voting rights. The class of Preferred Non-Voting shares shall have no voting rights.

                                       V

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

Dated:  March 1, 1995

                                                 /s/  Greg Eriksen
                                                 -------------------------------
                                                 GREG ERIKSEN, Incorporator